Exhibit 99.1

FOR IMMEDIATE RELEASE	Thursday, August 11, 2005
PLEASE CONTACT:
H W Peace II
405.948.1560
NEWS RELEASE
PANHANDLE ROYALTY COMPANY
REPORTS RECORD THIRD QUARTER and NINE MONTH FINANCIAL RESULTS
OKLAHOMA CITY, OK- PANHANDLE ROYALTY COMPANY (AMEX-PHX ) reported record fiscal third quarter and nine month revenues of $9,215,046 and $23,982,185. Revenues for the third quarter and nine month period include approximately $2 million of lease bonus revenue. This provided net income after provision for income taxes of $3,419,419 and $7,443,412 respectively. Per share income was 81 cents for the quarter and $1.76 for the nine months. Compared to last year’s quarter, revenue increased 35% and net income increased 60%. For the nine month period revenue was up 33% and net income was up 48%. Average gas price received for the quarter was $6.21 per MCF, an increase of 12.9% over last year’s quarter. Average oil price received for the quarter was $50.88 per barrel, an increase of 36.4%. Quarterly gas sale volume was essentially flat with last year’s quarter at 979,020 MCF. Quarterly oil sale volume decreased 12.5% to 23,055 barrels. For the nine months on an MCFE basis sales of 3,479,876 MCFE are an increase of 2% over last year’s period.
     Cash flow from operations compared to last year was up 34% to $5,276,755 for the quarter and rose 22% to $13,156,592 for the nine month period. Capital expenditures for oil and gas activities were $2,697,525 for the quarter and $10,861,677 for the nine months. Assets through the three quarters this year have risen 10% to $59,542,065 while shareholders equity is up 24% to $35,607,485. Total debt was at $7,066,658, a reduction of 32.8% from the $10,516,661 at the beginning of the fiscal year. A cash dividend of 5 cents per share was paid during the quarter to stockholders.

H W Peace II, Company President and CEO stated:
     “Panhandle continues to set quarterly and year to date earnings records primarily as a result of better oil and gas prices. Production on an MCFE basis has increased by 2% this fiscal year. Potential production increases have been restricted by the shortage of drilling rigs and/or qualified personnel to operate them, in Oklahoma in particular. Most of our activity is in Oklahoma. This has further caused an upward shift of about 20% in the cost of drilling and completing a well over that for 2004. Through the nine months of this fiscal year we have had 86 working interest and 133 royalty interest wells completed with only 5 working interest and 12 royalty interest dry holes, providing an overall success rate of 92%.
Also, 92% of the completions are gas wells. We anticipate drilling to pick up later this year and next as more drilling rigs become available.”
     “Excess cash flow has been utilized to completely pay off line of credit borrowing in July leaving only the five year amortizing 4.56% term loan as our debt.”
     “On June 1st a five year, tract by tract, lease on 442 separate tracts (approximately 9,000 non-producing mineral acres in Northern Arkansas within the Arkoma Basin) was signed with a large independent producer. Panhandle recorded the transaction as lease bonus revenue, net of associated basis, in the third quarter. The net lease bonus recorded and the net increase in revenues from this transaction amounted to $1,879,467. In July we received the cash payment of $2,024,000 called for in the lease agreements. These minerals are mostly within the expanding Fayetteville shale gas producing fairway where Southwestern Energy has announced completion to date of about 48 producers. The Fayetteville shale reservoir has been described as analogous to the vast gas producing Barnett shale reservoir of North Texas. We have retained an option on the larger tracts to participate with a portion of our minerals on a well by well basis should we desire as the play matures. These unconventional shale reservoirs along with those in very complicated structural provinces are frontier areas where Panhandle has been acquiring perpetual mineral ownership over the past several years. Some of these areas where we hold thousands or tens of thousands of acres are the Ouachita overthrust of southeastern Oklahoma, Marathon overthrust of Southwest Texas, Tucumcari Basin and Northwest shelf of the Delaware Basin in New Mexico and the Williston Basin of North Dakota.”
     “This Company is well positioned to take advantage of increased drilling in Oklahoma because approximately half of its 259,000 net mineral acres are there, as is about 90% of drilling activity. The primary areas within Oklahoma for our activity are in the deeper Anadarko Basin portion of Western Oklahoma where a total of 77 Working and Royalty interest wells are active to date in Roger Mills County, 16 in Beckham County, and 28 scattered through Custer, Dewey and Washita Counties. Most of these wells are drilled to depths between 13,500 and 20,000 for multiple reservoirs in each well.”
     “We look forward to many years of continued development at today’s expanding drilling rate in the Anadarko Basin plus potential future ‘unconventional’ activity in the frontier areas.”

	Third Quarter		Nine Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Revenues	$9,215,046	$6,809,770	$23,982,185	$17,967,837
Net Income	$3,419,419	$2,130,484	$7,443,412	$5,018,354

Cash Provided by Operating Activities	$5,276,755	$3,927,547	$13,156,592	$10,826,858

Average Shares Outstanding - Diluted	4,229,299	4,228,592	4,223,401	4,227,765
Diluted Earnings per Share:	$.81	$.50	$1.76	$1.19

Barrels Sold	23,055	26,345	78,085	86,150
Average Sales Price Per Barrel	$50.88	$37.29	$48.36	$33.66
MCF Sold	979,020	982,725	3,011,366	2,894,861
Average Sales Price Per MCF	$6.21	$5.50	$5.89	$4.98
Forward-Looking Statements and Risk Factors for fiscal 2005 and later periods are made in this document. Such statements represents estimates by management based on the Company’s historical operating trends, its proved oil and gas reserves and other information currently available to management. The Company cautions that the forward-looking statements provided herein are subject to all the risks and uncertainties incident to the acquisition of, exploration for, development of and marketing of production from oil & gas reserves. These risks include, but are not limited to, oil and natural gas price risk, environmental risk, drilling risk, reserve quantity risk and operations and production risk. For all the above reasons, actual results may vary materially from the forward-looking statements and there is no assurance that the assumptions used are necessarily the most likely to occur.
Panhandle Royalty Company (AMEX-PHX) is publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company’s office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.
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